Exhibit 3.83

LIMITED PARTNERSHIP

AGREEMENT

OF

HORSESHOE ENTERTAINMENT;

(a Louisiana limited partnership)

TABLE OF CONTENTS

ARTICLE 1.
ORGANIZATIONAL MATTERS		1
1.1.	Name	1
1.2.	Partnership Office	1
1.3.	Inspection and Copying of Records	1
1.4.	Agent for Service of Process	2
1.5.	Duration	2
1.6.	Further Acts	2
1.7.	Certificate of Fictitious Firm Name	2
1.8.	Additional filings	2

ARTICLE 2.
AUTHORITY OF PARTNERSHIP		3
2.1.	Powers	3

ARTICLE 3.
PARTNERS AND THEIR CONTRIBUTIONS		4
3.1.	Property	4
3.2.	Managing Partner	4
3.3.	Ownership Interest	4
3.4.	Fee for services	4
3.5.	Stockholders	5
3.6.	Equity Capital and Funding	5
3.7.	Annual Plan	5

ARTICLE 4.
PROFITS AND LOSSES, DISTRIBUTIONS, TAX CREDITS		7
4.1.	Normal Operating Profits, Losses and Tax Credits	7

ARTICLE 5.
DISTRIBUTIONS		7
5.1.	Retention of Cash and Maintenance of Reserves	7
5.2.	Distribution of Normal Operating Profit	8

ARTICLE 6.
MANAGEMENT POWERS, DUTIES, RESTRICTIONS, COMPENSATION AND INDEMNIFICATION OF PARTNERS		8
6.1.	General Partner	8
6.2.	Limitations on Authority of Partners	8

ARTICLE 7.
RESTRICTIONS ON ASSIGNMENTS OF INTERESTS AND DEFAULT		9
7.1.	Assignments of Partnership Interest	9
7.2.	Assignment of Interests in a Partner	9

ARTICLE 8.
BOOKS AND RECORDS, ACCOUNTING, TAX ELECTIONS, ETC.		11
8.1.	Fiscal Year	11
8.2.	Books and Records	11
8.3.	Banking	11
8.4.	Accountants	12
8.5.	Tax Returns; Tax Matters Partner; Treatment of Partnership Items; Request for Adjustment	12

ARTICLE 9.
SALE, DISSOLUTION AND LIQUIDATION		14
9.1.	Dissolution of the Partnership	14
9.2.	Winding up and Dissolution	14
9.3.	Election to Reform	15
9.4.	Distribution of Proceeds from Sale of Partnership Assets or Property upon Liquidation	15

ARTICLE 10.
AMENDMENTS		16

ARTICLE 11.
ARBITRATION		16
11.1	Arbitration	16

ARTICLE 12.
GENERAL PROVISIONS		17
12.1	Notices	17
12.2	Benefit	18
12.3	Partial Validity	18
12.4	Applicable Law	18
12.5	Benefits for Participation	20
12.6	Acts	20
12.7	Best efforts

LIMITED PARTNERSHIP

AGREEMENT

OF

HORSESHOE ENTERTAINMENT,

(a Louisiana limited partnership)

THIS AGREEMENT is made and entered into this 20th day of April, 1993, at Shreveport, Louisiana by and between NEW GAMING CAPITAL PARTNERSHIP, a Nevada Limited Partnership, as General Partners, and CASSANDRA PIPER, WENDELL PIPER, AUGUST ROBIN and FRANK PERNICI, as Limited Partners, (hereinafter collectively referred to as “The Partners”).

ARTICLE 1.

ORGANIZATIONAL MATTERS

1.1 Name. The business of the Partnership shall be carried on in the name of “HORSESHOE ENTERTAINMENT.”

1.2. Partnership Office. The Partnership shall maintain an office at 624 Pierre Avenue, Shreveport, Louisiana, 71103, which shall be the principal place of its business in Louisiana, at which the records of the Partnership shall be maintained. The Partnership may maintain an office or offices at such place or places, either within or without the State of Louisiana, as may be determined, from time to time, by the Partners.

1.3. Inspection and Copying of Records. Records kept pursuant to Section 1.2 shall be subject to inspection and copying at the reasonable request, and at the expense, of any Partner during ordinary business hours.

1.4. Agent for Service of Process. The name and address of any agent for service of process required to be maintained by Louisiana law shall be Cassandra Piper, 624 Pierre Avenue, Shreveport, Louisiana 71103.

1.5 Duration. The term of the Partnership shall be deemed to have commenced on February 4, 1993, and shall continue for a period of fifty years and thereafter from year to year unless terminated sooner if otherwise required (i) under this Agreement, (ii) by operation of law or (iii) by agreement of the Partners.

1.6. Further Acts. Upon the execution of this Agreement, the Partners shall perform all acts and deeds necessary or required by the Louisiana law or any other law to create, perfect and maintain the Partnership under the laws of the State of Louisiana.

1.7. Certificate of Fictitious Firm Name. If the Partnership should desire to transact business under an assumed or fictitious name or designation which does not show the real name of the Partnership, the Partners shall perform all acts necessary to assure the prompt filing with the appropriate governmental officials of all necessary certificates to enable the use of such fictitious name.

1.8. Additional Filings. The Partners shall promptly file when due all additional certificates, documents, instruments or information required by Louisiana Law necessary to maintain the constance and good standing of the Partnership.

ARTICLE 2.

AUTHORITY OF PARTNERSHIP

2.1 Powers. In order to carry out its purposes, and not in limitation thereof, the Partnership is authorized and empowered to perform any and all acts and deeds necessary, appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of the purposes of the Partnership, and for the protection and benefit of the Partnership, including, but not limited to, the following:

(a) To construct, operate, maintain, improve, buy, own, sell, convey, assign, mortgage, rent, or lease any real estate and any personal property necessary or incidental to the operation of the Business;

(b) To borrow money and issue evidence of indebtedness, on behalf of the Partnership or any entity in which the Partnership has an interest in furtherance of the Business and to secure any such indebtedness by mortgage, pledge, or other lien of the Partnership property;

(c) To enter into any kind of activity, and perform and carry out contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of the Business;

(d) Subject to the limitations expressly set forth elsewhere in this Agreement, to negotiate for and conclude agreements for the sale, lease, management, exchange, or other disposition of all or substantially all of the property of the Partnership, or for the refinancing of any loan on the property of the Partnership.

ARTICLE 3.

PARTNERS AND THEIR CONTRIBUTIONS

3.1. Property. All property, whether real, personal or mixed acquired by the General Partner (or any of its affiliated companies, partners or owners) in connection with a proposed riverboat casino project to be developed in Bossier City, Louisiana is to be contributed by the General Partner to this Partnership, and the value thereof is to be credited to the capital account of the General Partner.

3.2. Managing Partner. The General Partner is designated as and shall be the Managing Partner of this Partnership.

3.3. Ownership Interest. No agreements made by the managing partner nor financial dealings shall operate to diminish the percentage ownership interest of any of the Limited Partners.

3.4. Fee for services. In the event that the managing partner is paid a fee for its or their services, a similar fee shall be paid to the Limited Partners, the net effect of which is to give them an aggregate amount of eleven (11%) percent of all operating income.

3.5. Non-Dilution of Limited Partners. It is understood and agreed that the Limited Partners shall collectively own and hold an eleven (11%) percent interest in the profits and losses of this Partnership and such interest shall not be diluted by the General Partner in the event that additional general or limited partners are admitted to this Partnership by the General Partner.

3.6. Equity Capital and Funding. The Partners agree that the General Partner shall have the responsibility for raising the equity capital and funding required for the conduct of all riverboat casino operations and the construction of the riverboat and facilities attendant thereto.

3.7. Annual Plan. The General Partner shall submit at an appropriate time prior to the commencing of riverboat activities an annual business plan for the casino in form reasonably satisfactory to the Limited Partners, which shall include for the ensuing fiscal year: (i) an estimated profit and loss statement on a monthly basis generally in accordance with the Uniform System of Accounts for Hotels promulgated by the Casino Hotel Association of New York City, and (ii) a plan for employment of all employees.

ARTICLE 4.

PROFITS AND LOSSES, DISTRIBUTIONS

4.1. Normal Operating Profits and Losses.

The normal operating profits from the Business are to be determined as soon as practicable after the close of each fiscal year and shall be allocated among the Partners in the proportions set forth opposite their respective names:

GENERAL PARTNER	PERCENTAGE INTEREST
New Gaming Capital Partnership	89.00%

LIMITED PARTNERS	PERCENTAGE INTEREST
Cassandra Piper	4.58%
Frank Pernici	2.92%
Wendell Piper	.50%
August Robin	3.00%

ARTICLE 5.

DISTRIBUTIONS

5.1 Retention of Cash and Maintenance of Reserves. At the end of each calendar quarter during the Partnership term, the Partnership shall retain such cash as shall be necessary or, in the opinion of the Partners, advisable for the maintenance by the Partnership of a sound financial position, including, but not limited to, the establishment and maintenance of reserves deemed by the Partners to be required or advisable for the ownership, preservation and maintenance of Partnership property.

5.2. Distribution of Normal Operating Profit. If, following the end of a calendar quarter, there is cash on hand and in Partnership accounts which exceeds the reserves deemed necessary or advisable by the Partners, such cash shall be distributed to the Partners. Such distributions shall be made to the Partners in the same manner as set forth in Section 4.1., above.

ARTICLE 6.

MANAGEMENT POWERS, DUTIES, RESTRICTIONS,

COMPENSATION AND INDEMNIFICATION OF PARTNERS

6.1. Managing General. The Managing Partner shall apprise the Partners of decisions involving a significant capital expenditures, incurrence of significant debt or other obligations. The Partners shall use their best efforts to carry out the purposes of the Partnership and in so doing, the Partners shall take all actions necessary or appropriate to protect the interests of the Partners as a group and the Partnership.

6.2. Limitations on Authority of Partners. No partner shall have any authority to do any of the following without the prior written consent of all the Partners:

(a) Do any act in contravention of the Partnership Agreement;

(b) Do any act that would make it impossible to carry on the ordinary business of the Partnership;

(c) Confess a judgment against the Partnership;

(d) Possess Partnership property for other than Partnership purposes; or

(e) Admit a person as a Partner.

ARTICLE 7.

RESTRICTIONS ON ASSIGNMENTS OF INTERESTS AND DEFAULT

7.1. Assignments of Partnership Interest. A Partner shall not sell, assign, pledge or otherwise transfer or encumber in any manner or by any means whatever any share in allor any part of the interests of the Partnership now owned or hereafter acquired by it without having first obtained the consent of the other Partners or Partnership, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Managing General Partner shall have the right to transfer a portion of its interest in this Partnership without obtaining consent provided that the Managing General Partner maintains control, directly or indirectly, of not less than fifty-one (51%) percent interest in the Partnership.

7.2. Assignments of Interest in a Partner.

(a) Restrictions and Notice. The Partners hereby covenant that they will not sell, convey, transfer, alienate, donate, encumber, hypothecate or otherwise dispose of all or any of the interest in this Partnership (a “Transfer”) except as specifically provided herein. A Partner shall not effect a Transfer of any or all of a its interest in this Partnership until the other Partners have received written notice of such proposed Transfer, which notice shall set forth the following information:

(i) The number of shares to be transferred;

(ii) The identity of transferor;

(iii) The name of the prospective transferee and all material terms and conditions of the proposed transaction between the transferor and the prospective transferee; and,

(iv) A representation by the company that it is not aware of any facts or information concerning the prospective transferee which would lead a reasonable person to conclude that the prospective transferee would not be found suitable as a gaming licensee under the gaming licensing criteria of the States of Nevada and Louisiana.

(v) The address of the transferee, his social security number and other pertinent information needed by the Partner to conduct its due diligence investigation into the suitability of such transferee.

(b) Objection. The notified Partner shall have fifteen (15) days from the receipt of the aforesaid notice to deliver to the other Partner its written objection to the proposed Transfer. Such written objection shall set forth the specific reasons for the objection to the proposed Transfer and such reasons shall be based solely upon the gaming licensing criteria of the States of Nevada and Louisiana.

(c) Resolution of Disputes. Any disputes which may arise between the parties hereto in the absence of a mutually agreeable resolution as to a proposed Transfer shall be resolved by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association.

ARTICLE 8.

BOOKS AND RECORDS, ACCOUNTING, TAX ELECTIONS, ETC.

8.1. Fiscal Year. Each fiscal year of the Partnership shall commence on July 1 and end on June 30 of the subsequent year.

8.2. Books and Records. The Partnership shall maintain full and accurate books of account in accordance with sound federal income tax principles and generally accepted accounting principles, on an accrual basis. These and all other records of the Partnership, shall be kept at the principal office and place of business of the Partnership and shall be available for examination there by any Partner or such Partner’s duly authorized representative at any and all reasonable times.

8.3. Banking. The Partners shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in the immediate possession or control of the Partners. The funds of the Partnership shall not be commingled with the funds of any other person and the Partners shall not employ such funds in any manner except for the benefit of the Partnership. All funds of the Partnership, not otherwise invested, shall be deposited in one or more accounts maintained in such banking institutions as the Partners shall, from time to time, determine, and withdrawals therefrom shall be made only in the regular course of the Business on such signature or signatures as the Partners may, from time to time, determine.

8.4. Accountants. The accountants for the Partnership shall be such firm of public accountants as shall be selected by the Partners, the cost of which shall be borne by the Partnership. Said accountants shall prepare for execution by the Partners all tax returns of the Partnership and, when required, shall audit the books of the Partnership and certify, in accordance with generally accepted accounting principles, a balance sheet, a profit and loss statement, and a cash flow statement, the cost of which shall be borne by the Partnership.

8.5. Tax Returns; “Tax Matters Partner;” Treatment of Partnership Items; Request for Adjustment.

(a) For federal and State income tax purposes, the General Partner shall represent the Partnership as the “Tax Matters Partner.”

(b) The Tax Matters Partner shall prepare and file timely all federal, state and local income and other tax returns and reports as may be required as a result of the business of the Partnership. Not less than thirty days prior to the date (as extended) on which the Partnership is to file its federal income tax return or any state income tax return, the return proposed to be filed by the Tax Matters Partner shall be furnished to the Partners for review and comment. In addition, not less than ten days after the date on which the Partnership actually files its federal income tax return or any state income tax return, a copy of the return so filed by the tax Matters Partner shall be furnished to the Partners. The Tax Matters Partner shall promptly notify the Partners if any tax return or report of the Partnership is audited or if any adjustments are proposed by any governmental body.

(c) As between the Partners, the Tax Matters Partner is hereby appointed the “tax matters partner” (as such term is defined in Section 6231(a)(7) of the Internal Revenue Code) and is authorized to file all statements and forms on behalf of the

Partnership which may be required by regulations issued or to be issued by the Internal Revenue Service to indicate such designation. If the Tax Matters Partner is notified by the Internal Revenue Service of its intent to audit a federal income tax return of the Partnership, the Tax Matters Partner shall promptly notify the Partners and shall keep the Partners informed of the progress of the examination. In the event of an audit of the Partnership’s income tax returns by the Internal Revenue Service, the Tax Matters Partner may, at the expense of the Partnership, retain accountants and other professionals to participate in audit. The Tax Matters Partner shall promptly communicate the results of any final partnership administrative adjustment to the Partners and shall promptly advise the Partners of proposed settlement options when presented by the Internal Revenue Service.

ARTICLE 9.

SALE, DISSOLUTION AND LIQUIDATION

9.1. Dissolution of the Partnership. The Partnership shall be dissolved upon:

(a) Sale or other disposition of the Business and the collection of all the proceeds therefrom;

(b) Any other event causing the dissolution of the Partnership hereunder, under the Louisiana law, or any other applicable law.

9.2. Winding up and Dissolution. Upon the dissolution of the Partnership pursuant to Section 9.1, the

Partnership business shall be wound up and its assets distributed as provided herein. Upon complete dissolution and distribution of the Partnership’s assets, the Partners shall cease to be Partners of the Partnership. Upon the dissolution of the Partnership, the accountants for the Partnership shall promptly prepare and furnish to each Partner a statement setting forth the assets and liabilities of the Partnership upon its dissolution. Promptly following the distribution of the Partnership’s property and assets, the Partnership’s accountant shall prepare for each Partner a statement showing the manner in which the Partnership assets were distributed.

9.3. Election to Reform. Notwithstanding anything to the contrary herein contained upon the dissolution of the Partnership pursuant to Section 9.1, any of the Partner(s) may form a successor Partnership (whether limited or general) or a joint venture or any other entity to continue the Business.

9.4. Distribution of Proceeds from Sale of Partnership Assets or Property Upon Liquidation. In the event the Partnership assets or property, whether tangible or intangible, are sold upon liquidation of the Partnership, the net proceeds from any such sale will be distributed and applied by the Partnership in the following order or priority:

(a) to the payment of debts and liabilities of the Partnership, excluding debts and liabilities of the Partnership to Partners or any affiliate, but including all unpaid fees owing to the Partners under this Agreement;

(b) To the setting up of any reserves which the Partners deem reasonably necessary for contingent, unmatured, or unforseen liabilities or obligations of the Partnership;

(c) To the repayment of the balances due on cash loans made by any Partner of any affiliate; and

(d) To the Partners in the amount of the balances of their positive capital accounts, as adjusted.

ARTICLE 10.

AMENDMENTS

None.

ARTICLE 11.

ARBITRATION

11.1. Arbitration. All disputes and questions whatsoever which shall arise either during the term of the Partnership or afterward between any of the Partners or their respective representatives, or between any of the Partners and representatives of another Partner relating to this Agreement, or the construction or application thereof, or on any account, valuation of assets, distributions or liabilities distributed hereunder or any other matter in any way relating to the Partnership business or the rights, duties and liabilities of any person hereunder, shall be referred to a board of arbitration as follows: Each party shall select one arbitrator, and those two arbitrators shall, within ten (10) days of their appointment, appoint a third arbitrator, and said arbitrators shall by majority decision within sixty (60) days determine the matter in dispute following the Commercial Arbitration Rules of the American Arbitration Association. Such determination shall be binding upon the parties. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of its own experts, evidence and counsel’s fees, except that, in the discretion of the board of Arbitration, any award may include a party’s costs, including reasonable counsel’s fee, if it expressly determines that the party against whom such award is entered had directly or indirectly caused the dispute, controversy, or claim to be submitted to arbitration as a dilatory tactic or for a frivolous reason or no reason.

ARTICLE 12.

GENERAL PROVISIONS

12.1. Notices. Wherever provision is made in this Agreement for the giving, service, or delivery of any notice, statement, or other instruction, such notice shall be deemed to have been duly given, served, and delivered if mailed by United States certified mail (return receipt request), addressed to the party entitled to receive the same. Except where otherwise specified in this Agreement, any notice, statement, or other instrument shall be deemed to have been given, served, and delivered three (3) days following the date on which such notice was mailed as herein provided.

12.2. Benefit. The terms, conditions, covenants, and agreements herein contained shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

12.3. Partial Validity. If any terms, covenant, or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant, or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant, or condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

12.4. Applicable Law. The laws of the State of Louisiana shall govern the validity, performance, and enforcement of this Agreement.

12.5. Services Rendered by Limited Partners. In consideration for the services rendered to this Partnership by the Limited Partners, the General Partner agrees that the Limited Partners shall enjoy the following rights and benefits in connection with their participation in this Partnership:

a) Eleven (11%) percent of the net profits realized from the conduct of the Partnership’s business. Net profits are defined as revenues less operating expenses, including depreciation, taxes and debt repayment;

b) None of the Partners hereto, including related parties to any of the shareholders or managers of such parties, will compete with the Partnership within 150 miles of

Bossier-Shreveport area in the State of Louisiana in any riverboat or casino gaming venture except the General Partner (or any related party) may have an interest in another venture within this area, so long as the Limited Partners are given an opportunity to participate in the new venture without the necessity of a capital investment, for a percentage share of profits not less than that set forth hereinabove; and

12.6. Effectiveness of Agreement. This agreement is conditioned upon the following: The principal shareholder of the General Partner, Jack Binion, obtaining permission from the regulatory authorities of the State of Nevada to [ILLEGIBLE] and/or own an interest (directly or indirectly) in the Riverboat Project: and the Partnership obtaining the necessary financing and licensing to go forward with the completion of the Riverboat Project.

IN WITNESS WHEREOF, the parties hereto have set forth their hands as of the day and year first above-written.

HORSESHOE ENTERTAINMENT

GENERAL PARTNER:

NEW GAMING CAPITAL PARTNERSHIP GENERAL PARTNERS

	BY:	/s/ JACK BINION
JACK BINION, PRESIDENT

LIMITED PARTNERS:

/s/ CASSANDRA PIPER		/s/ FRANK PERNICI
CASSANDRA PIPER		FRANK PERNICI

/s/ WENDELL PIPER		/s/ AUSTIN ROBIN
WENDELL PIPER		AUSTIN ROBIN

Mr. Jack Binion

New Gaming Capital Partnership

123 E. Fremont Street

Las Vegas, Nevada 89101

August Robin

1111 South Peters Street -#405

New Orleans, Louisiana 70130

Mrs. Cassandra Piper

1728 Willow Point Drive

Shreveport, Louisiana 71119

Mr. Wendell Piper

6307 LaFleur Drive

Shreveport, Louisiana 71119

Mr. Frank Pernici

443 Unadilla Street

Shreveport, Louisiana 71106

W. Fox McKeithen
Secretary of State

NOTICE OF CHANGE OF REGISTERED OFFICE AND/OR CHANGE OF REGISTERED AGENT

Domestic Corporation
(Business or Non-Profit)
Enclose $20.00 filing fee
Make remittance payable to
Secretary of State
Do not send cash

Return to: Corporations Division
P.O. Box 94125
Baton Rouge, LA 70804-9125
Phone (504) 925-4704

Corporation Name: HORSESHOE ENTERTAINMENT

CHANGE OF LOCATION OF REGISTERED OFFICE

Notice is hereby given that the Board of Directors of the above named corporation has authorized a change in the location of the corporation's registered office. The new registered office is located at: 711 HORSESHOE BLVD, BOSSIER CITY, LA 71111

R S C

To be signed by one (1) officer or two (2) directors

CHANGE OF REGISTERED AGENT(S)

Notice is hereby given that the Board of Directors of the above named corporation has authorized the change of the corporation's registered agent(s). The name(s) and address(es) of the new registered agent(s) is/are as follows: LARRY LEPINSKI
711 HORSESHOE BLVD
BOSSIER CITY, LA 71111

R S C

President, Vice President or Secretary

AGENT AFFIDAVIT AND ACKNOWLEDGEMENT OF ACCEPTANCE

I hereby acknowledge and accept the appointment of registered agent(s) for and on behalf of the above named corporation.

[signature]

Registered Agent(s)

Sworn to and subscribed before me this 23rd day of July, 1996.

[signature]

Notary

Rev 1/93 [illegible]

September 25, 1996

State of Louisiana

Corporations Division

PO Box 94125

Baton Rouge, Louisiana 70804-9125

Re:	Horseshoe Entertainment, a Louisiana Limited Partnership

Change of Mailing Address

To Whom it May Concern:

Enclosed please find a check in the sum of $20.00 payable to the Louisiana Secretary of State for change of mailing address with regard to Horseshoe Entertainment, a Louisiana Limited Partnership. Please update your files to the following address below:

Attn.: Tina Nemerof

Horseshoe Gaming, Inc.

150 South Los Robles Avenue

Suite 880

Pasadena, California 91101

Thank you for your prompt attention to this matter. If there is any problem expediting the above request, please contact the undersigned at (818) 585-0226.

HORSESHOE ENTERTAINMENT,
a Louisiana limited partnership,

By:	New Gaming Capital Partnership,
a Nevada limited partnership
General Partner

Horseshoe GP, Inc.,
Nevada corporation
General Partner

/s/ Loren S. Ostrow
Loren S. Ostrow, General Counsel
and Senior Vice-President

150 S. Los Robles Avenue, Suite 880 • Pasadena, CA 91101 • (818) 585-0226 • Fax (818) 577-4725

330 South 4th Street • Las Vegas, NV 89101 • (702) 383-8500 • Fax 383-3355

NEW GAMING CAPITAL PARTNERSHIP

a Nevada Limited Partnership

November 15, 1996

Secretary of State

Corporations Division

Attn.: Denise Wisner

P.O. Box 94125

Baton Rouge, Louisiana 70804

Re:	New Gaming Capital Partnership, Qualified in Louisiana, as General Partner for

Horseshoe Entertainment, a Louisiana Limited Partnership

Change of Principal Place of Business

Dear Ms. Wisner:

With respect to your office’s records on Horseshoe Entertainment, a Louisiana limited partnership, you currently list the address for New Gaming Capital Partnership (the general partner of Horseshoe Entertainment) as 128 E. Fremont Street, Las Vegas, NV 89101 and/or 330 S. Fourth Street, Las Vegas, NV 89101.

This letter will serve to request that your office change the principal place of business address for New Gaming Capital Partnership to the following address:

New Gaming Capital Partnership, as General Partner

for Horseshoe Entertainment

Attn.: Larry Lepinski

711 Horseshoe Boulevard

Bossier City, Louisiana 71111

Enclosed please find a check in the sum of $20 for the filing of the above changes.

If possible, please note that all service of process on Horseshoe Entertainment should be effected on New Gaming Capital Partnership as General Partner at the above address.

711 Horseshoe Boulevard, Bossier City, Louisiana 71111

NEW GAMING CAPITAL PARTNERSHIP

a Nevada Limited Partnership

Louisiana Secretary of State

November 15, 1996

Page Two

Thank you for your prompt attention to this matter. If there is any problem expediting the above request, please contact the undersigned at (818) 585-0226.

NEW GAMING CAPITAL PARTNERSHIP,
a Nevada limited partnership

By:	Horseshoe GP, Inc.,
a Nevada corporation
General Partner

/s/ Loren S. Ostrow
Loren S. Ostrow, General Counsel and
Senior Vice-President

711 Horseshoe Boulevard, Bossier City, Louisiana 71111

W. Fox McKeithen
Secretary of State

DOMESTIC PARTNERSHIP ANNUAL REPORT

For Period Ending July 06, 2000

Mailing Address Only — (INDICATE ANY CHANGES BELOW)

34439160 J

454

HORSESHOE ENTERTAINMENT
ATTN: KATHY ROSE/HORSESHOE GAMING, INC.
4024 S. INDUSTRIAL RD.
LAS VEGAS, NV 89103

(INDICATE ANY CHANGES BELOW)

Principal Place of Business in Louisiana
(Do Not Use P.O. Box)
711 HORSESHOE BLVD.
BOSSIER CITY, LA 71111

Federal Tax ID Number

Our records indicate the following partners for the partnership. Indicate any changes or deletions below. All partners must have a municipal address. Do not use a P. O. Box. If additional space is needed, attach an addendum.

NEW GAMING CAPITAL PARTNERSHIP GEN PART
ATTN: LARRY LEPINSKI/711 HORSESHOE BLVD./BOSSIER CITY, LA 71111

~~AUGUST ROBIN~~ New Gaming Capital Partnership LMTD PART
~~1111 S. PETERS ST. - #405/NEW ORLEANS, LA 70130~~ Attn: Larry Lepinski / 711 Horseshoe BLVD./ Bossier City, LA 71111

~~CASSANDRA PIPER~~ Horseshoe Gaming Holding Corp ~~LMTD PART~~ LMTD. PART
~~1738 WILLOW POINT DR./SHREVEPORT, LA 71119~~
2300 Empress Drive, Joliet, IL 60436

SECRETARY OF STATE
2000 MAY 22 AM 9:13

SIGN--->	To be signed by any partner.	Title	Phone	Date
	[signature]	CFO of General Partner	815-773-0700	5-15-2000

Enclose filing fee of $ 25.00
Make remittance payable to Secretary of State
Do Not Send Cash
web site: www.sec.state.la.us

Return by: July 06, 2000
to: Commercial Division
P.O. Box 94125
Baton Rouge, LA 70804-9125
Phone (225) 925-4704

CHECK IF NO CHANGE ( )

389 Rev. 8/97 050400

UNSIGNED REPORTS WILL BE RETURNED